Exhibit 10.7

RESTRICTED STOCK UNIT AWARD
AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this "Agreement") is entered into effective as of May 18, 2016 (the "Grant Date"), by CRAFT BREW ALLIANCE, INC., a Washington corporation (the "Company"), and _____________________________ (the "Participant").
RECITALS
A.    The Company has adopted the 2014 Stock Incentive Plan (the "Plan"). Capitalized terms that are used but not defined in this Agreement will have the meanings given those terms in the Plan.
B.    The Committee has designated the Participant to receive an Award of Restricted Units (referred to in this Agreement as Restricted Stock Units) under Section 8.1.1 of the Plan.
NOW, THEREFORE, the Company and the Participant agree as follows:
1.Restricted Stock Unit Award. The Company grants to the Participant an Award (the "Award") of _______ Restricted Stock Units (the "Restricted Stock Units"). The Award is subject to all of the provisions of the Plan and the terms and conditions specified in this Agreement.
2.Vesting. The Restricted Stock Units are initially unvested and, if not previously forfeited, will become fully vested and non-forfeitable on March 31, 2019 (the “Vesting Date”).
3.Forfeiture. The Participant's rights in the Restricted Stock Units will be forfeited, the Award will be canceled, and the Participant will not receive any payment with respect to the Award, upon termination of the Participant's employment with the Company and its Affiliates for any reason prior to the Vesting Date.
4.Settlement of Award. The Award will be settled on the Vesting Date by the delivery to the Participant of an unrestricted certificate for a number of Shares of Common Stock equal to the Restricted Stock Units granted under this Award.
5.Other Documents. The Participant will be required to furnish to the Company such other documents or representations as the Company may require to assure compliance with applicable laws and regulations as a condition of the Company's obligation to issue any Shares.
6.Clawback/Recovery. Any compensation paid to the Participant under this Award is subject to recoupment in accordance with any clawback policy of the Company in effect from time to time, including any such policy adopted after the date of this Agreement, as well as any similar requirement of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and rules adopted by a governmental agency or applicable securities exchange under any such law. The Participant agrees to promptly repay or return any such compensation as directed by the Company under any such clawback policy or requirement, including the value received from a disposition of Shares acquired pursuant to this Award.
7.Capitalization Adjustments. Capitalization adjustments to the Restricted Stock Units, if any, will be made as required by Article 12 of the Plan.
8.Rights as Shareholder. Prior to the issuance of Shares in settlement of the Award, the Participant will have no rights as a shareholder of the Company with respect to the Award or the Restricted Stock Units.
9.Tax Withholding and Reimbursement. Participant must satisfy all federal, state and local tax withholding obligations relating to the settlement of the Award. The Participant may, by written notice to the Company which complies with any applicable timing restrictions imposed pursuant to Rule 16b-3 under the Exchange Act, elect to have withholding taxes satisfied by withholding Shares from the Shares otherwise issuable to the Participant in settlement of the Award; provided that the Committee may rescind this right by notice to the Participant not less than three months prior to the Vesting Date. In no event will the amount withheld exceed the minimum amount of tax required to be withheld by law in connection with settlement of the Award. To the extent Participant does not otherwise satisfy such withholding obligations, the Company is authorized to require the Participant to remit to the Company, or to withhold from the Participant's other compensation, any withholding and payroll taxes imposed on the Company in connection with or with respect to the settlement of the Award.
10.Entire Agreement; Amendments; Binding Effect. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the Company and the Participant regarding the subject matter hereof. Except as permitted by the Plan, no amendment of the Award or this Agreement, or waiver of any provision of this Agreement or the Plan, shall be valid unless in writing and duly executed by the Company and the Participant. The failure of any party to enforce any of that party's rights against the other party for breach of any of the terms of this Agreement or the Plan shall not be construed as a waiver of such rights as to any continued or subsequent breach. This Agreement shall be binding upon the Participant and his or her heirs, successors and assigns.
11.Code Section 409A. This Agreement is intended to be exempt from the requirements of Code Section 409A by reason of all payments under this Agreement being "short-term deferrals" within the meaning of Treas. Reg. § 1.409A-1(b)(4). All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
[Signature page follows]

"Company"	CRAFT BREW ALLIANCE, INC.
By: [Name] [Title]
"Participant"